STOCK PURCHASE AGREEMENT

    STOCK PURCHASE AGREEMENT, being made this 5th day of March, 1996 same by and between SEAHAWK CAPITAL CORPORATION, a New Jersey corporation, whose main address 1010 Kings Highway South, Suite 1D, Cherry Hill, New Jersey 08034 (hereinafter referred to as "SEAK"); and DYNAMIC WEB TRANSACTION SYSTEMS, INC., a Delaware corporation whose main address is 1033 Route 46 East, Suite A-102, Clifton, New Jersey 07013 (hereinafter referred to as "DYN"); and the Shareholders of Dynamic Web Transaction Systems, Inc. as listed on Exhibit
"A" attached hereto (hereinafter referred to as "DYN Shareholders").

    1.   Recitals.

    DYN Shareholders are the owners of all of the issued and outstanding shares of the capital stock of DYN ("the DYN Shares "). SEAK wishes to purchase from DYN Shareholders, and DYN Shareholders wish to sell to SEAK, the DYN Shares upon the terms and conditions hereinafter set forth. Accordingly, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as hereinafter set forth.

    2.   Sale and Purchase of Stock.

    DYN Shareholders hereby agree to sell, assign, transfer and deliver and do hereby sell, assign, transfer and deliver to SEAK, and SEAK agrees to purchase, acquire and accept from DYN Shareholders, and does hereby purchase, acquire and accept from DYN Shareholders, upon the terms and conditions set forth in this Agreement, complete, absolute and unencumbered right, title and interest in and to the DYN Shares.

    3.   Consideration.

    The entire consideration to be paid to DYN Shareholders in exchange for the sale, transfer, assignment and delivery of the DYN Shares as set forth in
Section 2 above is Seven Million One Hundred Sixty Eight Thousand Six Hundred Thirty One (7,168,631), post-split (as such term is hereinafter defined), common shares of the authorized but unissued capital stock of SEAK ("Purchase Price").

    4.    Payment for Shares.

    At Closing as hereafter defined, SEAK shall deliver to DYN Shareholders, for investment purposes only, in accordance with written instructions from such shareholders, Seven Million One Hundred Sixty Eight Thousand Six Hundred Thirty One (7,168,631), post-split, common shares of the authorized but unissued capital stock of SEAK.

    5.   Representations and Warranties of SEAK.

    SEAK represents and warrants to DYN as follows:
    5.1 Organization and Qualification. SEAK is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power to carry on its business as it is now being conducted. SEAK is not qualified as a foreign corporation to do business in any other state, and the character of its properties owned or leased or the nature of its activities makes such qualification unnecessary.

    5.2 Capitalization. The authorized capital stock of SEAK consists of 100,000,000 million Shares (pre-split) (no par value per share). As of the execution of this Agreement and in accordance with the 1 for 100 reverse stock split effected pursuant to this Agreement, there will be approximately 431,369 Shares validly issued, fully paid and nonassessable and the authorized capital will be reduced in accordance with New Jersey law to 1,000,000 Shares. SEAK will either have exercised or cancelled the Warrants outstanding and exercisable. Except for the obligation of SEAK to issue Shares hereunder, there are no other options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating SEAK to issue shares of its capital stock. Upon approval by the Shareholders of SEAK, such capitalization will be increased to 50,000,000 Shares.

    5.3 Authority Relative to this Agreement. SEAK has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of SEAK and, other than approval by the Shareholders at a meeting to be duly called for such purposes, no other corporate proceedings on the part of SEAK are necessary to authorize this transaction and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SEAK and, assuming this Agreement constitutes a valid and binding obligation of DYN Shareholders and DYN, this Agreement constitutes a valid and binding agreement of SEAK, enforceable against SEAK in accordance with its terms. SEAK is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or any order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its executing and carrying out this Agreement, other than any such breach, violation or right which will not have a material adverse effect on SEAK.

    5.4 Validity of Shares. At Closing, the issuance and delivery by SEAK of the SEAK Common Stock in connection with this Agreement will have been duly and validly authorized by all necessary corporate action on the part of SEAK. The shares of SEAK Common Stock to be issued to DYN Shareholders will, when issued, be validly issued, fully paid and nonassessable.

     5.5 Lock-Ups. After to the reverse split, Jonathan Lassers, a DYN Shareholder will own beneficially approximately 235,000 Shares of SEAK common stock outstanding. SEAK will obtain Lock-Up Agreement restricting the sale of Mr. Lassers' shares for a period of one year from the date of Closing provided that six months after the execution of this Agreement, Mr. Lassers may to transfer not more than 75,000 of such shares without the prior written approval of the Company. Mr. Lassers' shares will bear an additional legend stating that they are restricted pursuant to the terms of this Agreement.

    5.6 Liabilities. At Closing, SEAK will have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, existing or which may hereafter arise out of any transaction, event or occurrence heretofore entered into or out of any act or failure to act on the part of SEAK or any of its employees.

    5.7  Assets.  SEAK at the time of Closing will have minimal assets.

    5.8 1934 Act Filings. SEAK at the time of the execution of this Agreement will be current in all of the 1934 Securities Act filings, the cost of which has been borne by SEAK, which filings do not contain any material misstatements of fact or omissions to state material facts.

    5.9 Lawsuits and Claims. There is no action, at law or in equity, arbitration, proceeding, claim, governmental proceeding or investigation pending or, to the best of SEAK's knowledge after reasonable investigation, threatened against SEAK or against any business or assets of SEAK. SEAK is not in default with respect to any decree, injunction or other order of any court or governmental authority.

    5.10 Taxes. SEAK has filed all United States income tax and information returns and all state and local tax returns (collectively referred to herein as "Tax Returns") which are required to be filed and has paid, or made provision for the payment of, all taxes (including, without limitation, all federal, state or local income, property, sales, use, excise, franchise, employment, withholding or similar taxes and all interest, additions and penalties thereon or with respect thereto ("taxes") which have or may have become due pursuant to said returns, pursuant to any assessment received by SEAK, or otherwise payable pursuant to applicable law.

    5.11 Resignations. Simultaneously with the Closing, the officers and directors of SEAK will resign in favor of management designated by DYN.

    5.12 Reorganization. SEAK represents and warrants that prior to or simultaneously with the Closing, it will reorganize by transferring substantially all of its assets to its subsidiary, Eurohawk Corporation, and SEAK will have previously effected a dividend of its shares of Eurohawk on a pro-rata basis to the shareholders of SEAK of record on a record date to be established prior to Closing (excluding the shareholders of DYN).

    5.13 Change of Name. Prior to Closing, SEAK agrees to submit to the Shareholders approval of an Amendment to the Certificate of Incorporation to change its name to Dynamic Web Enterprises, Inc.

    6.  Representations and Warranties of DYN Shareholders and DYN.
    DYN Shareholders and DYN, jointly and severally, represent and warrant as follows:

    6.1 Organization and Qualification. DYN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. DYN is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such quali-fication necessary.

    6.2 Capitalization. The authorized capital stock of DYN consists of 15,000,000 shares of common stock, $.001 par value, of which 3,948,060 shares have been or will be issued and outstanding and or reserved prior to Closing. There are no Options, Warrants or other rights, agreements or commitments (contingent or otherwise) obligating DYN to issue additional shares of its capital stock.

    6.3 Authority Relative to this Agreement. DYN has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Agreements contemplated hereby have been duly authorized by the Board of Directors of DYN and the DYN Shareholders and, no other corporate proceedings on the part of DYN are necessary to authorize this Agreement and the Agreements contemplated hereby. This Agreement has been duly and validly executed and delivered by DYN and, assuming this Agreement constitutes a valid and binding obligation of SEAK, this Agreement constitutes a valid and binding agreement of DYN and the DYN Shareholders, enforceable against them, respectively in accordance with its terms. DYN is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or any order or decree, which would be breached or violated or in respect of which a right of acceleration would be created by its executing and carrying out this Agreement, other than any such breach, violation or right which will not have a material adverse effect on DYN.

    6.4 Financial Statements and Reports. A prerequisite of this transaction shall be proof to the satisfaction of SEAK that DYN can and will obtain a minimum of two years certified financials of DYN within sixty days of the Closing prepared in accordance with the Rules and Regulations of the United States Securities and Exchange Commission ("SEC").

    6.5 Lawsuits and Claims. There is no action, at law or in equity, arbitration, proceeding, claim, governmental proceeding or investigation pending or, to the best of DYN's knowledge after reasonable investigation, threatened against DYN or against any business or assets of DYN. DYN is not in default with respect to any decree, injunction or other order of any court or governmental authority.

    6.6 Taxes. DYN has filed all United States income tax and information returns and all state and local tax returns (collectively referred to herein as "Tax Returns") which are required to be filed and has paid, or made provision for the payment of, all taxes (including, without limitation, all federal, state or local income, property, sales, use, excise, franchise, employment, withholding or similar taxes and all interest, additions and penalties thereon or with respect thereto ("taxes") which have or may have become due pursuant to said returns, pursuant to any assessment received by DYN, or otherwise payable pursuant to applicable law.

    6.7 Liabilities. As of Closing, DYN will have no more than $10,000 of liabilities of any nature, whether accrued, absolute, contingent or otherwise, existing or which may hereafter arise out of any transaction, event or occurrence heretofore entered into or out of any act or failure to act on the part of DYN or any of its employees.

    6.8 NASDAQ Listing. DYN and the DYN Shareholders represent and warrant that they will use their best efforts to have the shares of SEAK listed on the NASDAQ Small Cap Market within eighteen months of the date of Closing.

    6.9 Assets of DYN. DYN and the DYN Shareholders represent and warrant that at the time of Closing DYN will have full right, title and ownership to the assets set forth on the unaudited balance sheet and financial statements as of December 31, 1995, all of which assets will remain the property of DYN at the time of Closing.

    6.10  Investment Representation.    The Shares being acquired by DYN
Shareholders hereunder are being acquired for investment purposes only and not with a view towards resale or redistribution and that no person or entity has any beneficial interests in such shares except the DYN Shareholders. The
Shares being acquired have not been registered under the Securities Act of 1933 as amended and DYN Shareholders acknowledge and agree that they may not sell, offer, transfer, hypothecate or convey such shares except pursuant to a registration statement pursuant to the Act or an exemption therefrom. Such shares shall be issued with the following legend and shall be subject to a stock transfer order delivered by the Company to the transfer agent, such legend to be as follows:

    "The certificate and the shares represented hereby have not been registered under the Securities Act of 1933 as amended (the "1933 Act") and may not be sold or transferred except such registration or in reliance upon exemption from registration under the 1933 Act and the rules and regulations promulgated thereunder."

    In addition, the shares issued to Robert R. Friedenberg will bear an additional legend prohibiting transfers pursuant to Regulation S.

    7.   Deliveries.

    At Closing:

    7.1 SEAK shall deliver to the DYN Shareholders certificates representing 7,168,631 shares of its authorized and unissued common stock registered in accordance with the written instructions from the DYN Shareholders.

    7.2 The DYN Shareholders shall deliver to SEAK certificates representing all of the issued and outstanding capital stock of DYN, with stock powers duly endorsed in blank.

    7.3 Jonathan Lassers, set forth in Section 5.5 above, shall execute and deliver Lock-Up Agreement respecting approximately 235,000 shares of common stock, which shares shall be held by a mutually agreeable Escrow Agent.

    8.   Miscellaneous.

    8.1 Reciprocal Indemnifications. The parties hereby agree to indemnify each other for any damages sustained by the other party due to any material breach or misrepresentation involved in this Agreement.

    8.2 Assignment. This Agreement may not be assigned by either party without the express written consent of the other party.

    8.3 Governing Law - Jurisdiction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New Jersey.

    8.4 Notice. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if delivered in person or deposited in the United States mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, as follows:

    If to SEAK delivered or addressed to:

    Jonathan Lassers, President
    Seahawk Capital Corporation
    1010 Kings Highway South, Suite 1-D
    Cherry Hill, New Jersey 08034

    and with copies to:

    Stephen M. Robinson, Esq.
    172 Tuckerton Road
    Medford, New Jersey 08055

    If to DYN or the DYN Shareholders delivered or addressed to:

    Steven L. Vanechanos, Jr., President
    Dynamic Web Transaction Systems, Inc.
    1033 Route 46 East, Suite A-102
    Clifton, New Jersey 07013

    and with copies to:

    William N. Levy, Esq.               Leonard Glass, Esq.
    Levy & Levy, P.A.                   Cole, Schotz, Meisel, Forman & Leonard
    Suite 309, Plaza 1000, Main Street  25 Main Street
    Voorhees, New Jersey 08043          P.O. Box 800
                                        Hackensack, New Jersey 07602-0800

or to such other address or addresses as may be specified from time to time by said party by like notice.

    8.4 Section Heading. Section headings as to the contents of particular sections and subsections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections or subsections to which they refer.

    8.5 Entire Agreement. This Agreement and the Exhibits, Schedules and Attachments hereto and other agreements and documents referenced herein constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and cancelled by this Agreement.

    8.6 Waivers - Amendments. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof or may be amended or modified in whole or in part at any time by an agreement in writing, executed in the same manner as this Agreement.

    8.7 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signature to each counterpart or copy whereupon the document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

    8.8 Closing. The Closing shall take place immediately following the Shareholders Meeting approving the transaction herein which meeting has been tentatively scheduled for March 24, 1996.

    IN WITNESS WHEREOF, this instrument has been executed by the parties hereto as of the day and year first above written.

                                  SEAHAWK CAPITAL CORPORATION


Agreed and Consented to:               By:  /s/Jonathan Lassers
                                           ---------------------------
                                           Jonathan Lassers, President

/s/Jonathan Lassers
- -----------------------------
Jonathan Lassers, Individually
                                  DYNAMIC WEB TRANSACTION
                                  SYSTEMS, INC.


                             By:  /s/Steven L. Vanechanos, Jr.
                                  -------------------------------------
                                  Steven L. Vanechanos, Jr., President

SHAREHOLDERS OF DYNAMIC WEB TRANSACTION SYSTEMS, INC.
/s/Steven L. Vanechanos, Jr.                 /s/James Ahearn/s/Barbara Ahearn
- ---------------------------                  ---------------------------------
Steven L. Vanechanos, Jr.                    James Ahearn and Barbara Ahearn
/s/Nina Ann Pescatore                        /s/Eileen Q. Ahearn
- ---------------------------                  ---------------------------------
Nina Ann Pescatore                           Eileen Q. Ahearn
/s/Steven L. Vanechanos, Sr.                 /s/Joan Viccelli
- ---------------------------                  ---------------------------------
Steven L. Vanechanos, Sr.                    Joan Viccelli
/s/John Helbock                              /s/Steve Sheiner
- ---------------------------                  ---------------------------------
John Helbock                                 Steve Sheiner
/s/Michael Vanechanos                        /s/Gustave Dylla
- ---------------------------                  ---------------------------------
Michael Vanechanos                           Gustave Dylla
/s/Jimmy Motolanez                           /s/Sally Ann Boyd Arnold
- ---------------------------                  ---------------------------------
Jimmy Motolanez                              Sally Ann Boyd Arnold
/s/John Del Vecchio                          /s/Benjamin Salzano
- ---------------------------                  ---------------------------------
John Del Vecchio                             Benjamin Salzano
/s/Francis Patrick Ahearn                    /s/Michael Fratto
- ---------------------------                  ---------------------------------
Francis Patrick Ahearn                       Michael Fratto
/s/Rachel Cuozzo                             /s/Penelope Wilson
- ---------------------------                  ---------------------------------
Rachel Cuozzo                                Penelope Wilson
/s/John David Wernicki                       /s/Edward G. Salzano
- ---------------------------                  ---------------------------------
John David Wernicki                          Edward G. Salzano
/s/Michael Duffy
- ---------------------------
Michael Duffy